PRENTICE CAPITAL MANAGEMENT, LP
                                623 Fifth Avenue
                                   32nd Floor
                            New York, New York 10022
                            Telephone (212) 756-8045
                            Facsimile (212) 756-1480


December 14, 2007                                               CONFIDENTIAL

Ascendia Brands, Inc.
100 American Metro Boulevard
Suite 108
Hamilton, NJ 08619


Gentlemen:

     This letter of intent ("LOI") will set forth the interest of Prentice Capital Management LP. and its affiliates regarding an acquisition of Series C Preferred Stock of Ascendia Brands, Inc. (the "Company") on the terms and conditions generally set forth herein (the "Transaction"). This LOI shall be non-binding except for the Binding Provisions (as defined below). This LOI will furnish a basis for the preparation of definitive documentation evidencing and implementing the Transaction as follows:


ISSUER:           The Company.

INVESTORS:        One or more entities managed or advised by Prentice Capital
                  Management, L.P. (the "PRENTICE INVESTORS") and other accredited investors that are acceptable to the Prentice
                  Investors (collectively, the "INVESTORS").

INVESTMENT        A minimum of Twenty-Five Million Dollars ($25,000,000) (the
AMOUNT:           "MINIMUM INVESTMENT AMOUNT"); provided, however, the
                  Investment Amount from the Prentice Investors shall not exceed
                  Twenty-Five Million Dollars ($25,000,000). The Minimum
                  Investment Amount shall include the conversion of the Two
                  Million Dollar ($2,000,000) unsecured loan from Prencen
                  Lending LLC into Shares (as defined below).

TYPE OF           25,000 shares (the "Shares") of a new series of preferred
SECURITY:         stock of the Company, which new series shall be designated
                  Series C Preferred Stock (the "Series C Preferred Stock"), to be issued in respect of the Minimum Investment Amount. The material rights, preferences and privileges of the Series C
                  Preferred Stock are set forth below under "Rights, Preferences and Privileges of the Series C Preferred Stock". The transactions contemplated by this LOI, including the issuance and sale of the Shares, are referred to


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Ascendia Brands, Inc.
December 14, 2007
Page 2 of 8

                  herein as the "FINANCING".

PRICE PER SHARE:  $1,000 per share (the "SERIES C ORIGINAL COST")

USE OF PROCEEDS:  The proceeds from the sale of the Shares shall be used to pay down a certain amount of the Company's revolver (without permanent reduction thereof) and to fund working capital requirements and other general corporate purposes, in each case, as agreed to by the Company and the Investors prior to the Closing (as defined below).

RIGHTS,              (1) RANKING. The Series C Preferred Stock shall be senior
PREFERENCES AND          to all classes of capital stock of the Company with
PRIVILEGES OF THE        respect to distributions upon voluntary or involuntary,
SERIES C                 liquidation, dissolution or winding up of the Company
PREFERRED STOCK:         and redemption payments.

                     (2) DIVIDEND PROVISIONS. No dividends shall be paid upon
                         any class or series of capital stock of the Company unless the holders of Series C Preferred Stock shall be entitled to receive dividends on a pari passu basis with any dividends paid on such other class or series of capital stock of the Company.

                     (3) LIQUIDATION PREFERENCE. In the event of any
                         liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any payments on the common stock of the Company (the "COMMON STOCK") or any other class or series of capital stock of the Company, an amount equal to the Series C Original Cost multiplied by the number of then-outstanding shares of Series C Preferred Stock, plus all accrued but unpaid dividends, if any, relating thereto (the "SERIES C LIQUIDATION PREFERENCE AMOUNT").

                     (4) REDEMPTION. In the event of any Fundamental Transaction
                         (as defined in the Secured Convertible Note issued by the Company to Prencen Lending LLC in the aggregate principal amount of $76 million on February 9, 2007), each holder of Series C Preferred Stock may require the Company to redeem, prior to any payment to any other class or series of capital stock of the Company, such holder's shares of Series C Preferred Stock in cash at a price equal to 120% of the Series C Liquidation Preference Amount for the shares of Series C Preferred Stock being redeemed.

                     (5) CONVERSION. Each holder of shares of Series C Preferred


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Ascendia Brands, Inc.
December 14, 2007
Page 3 of 8

                         Stock shall have the right, at its option, to convert its shares of Series C Preferred Stock into such number of shares of Common Stock determined by: (i) multiplying the number of shares of Series C Preferred Stock to be converted by the Series C Original Cost (and adding to such product the amount of any accrued but unpaid dividends, if any, with respect to such shares of Series C Preferred Stock to be converted); and (ii) dividing the result obtained pursuant to clause (i) above by the Series C Conversion Price then in effect. The "SERIES C CONVERSION PRICE" shall initially be $0.25, and shall be subject to adjustment as a result of the anti-dilution provisions of the Series C Preferred Stock, which shall include full-ratchet anti-dilution protection in favor of the Investors.1 The Series C Preferred Stock shall contain no prohibitions or restrictions (including blockers) on the ability of the Investors to convert their shares of Series C Preferred Stock into Common Stock. Accordingly, immediately following the initial date of issuance of the Shares (assuming the Minimum Investment Amount), the Shares shall be convertible into approximately 100,000,000 shares of Common Stock.

                     (6) VOTING RIGHTS. The Series C Preferred Stock and Common
                         Stock shall vote together as a class except as required by law. The holder of each share of Series C Preferred Stock shall have the right to that number of votes per share equal to the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock.

                     (7) APPROVAL RIGHTS. In addition to the rights set forth in paragraph (6) above, for so long as any shares of Series C Preferred Stock are outstanding, the approval of at least 50.1% of the then outstanding Series C Preferred Stock (the "MAJORITY SERIES C HOLDERS") shall be required to approve certain corporate actions, including, without limitation, (i) entering into or consummating any Fundamental Transaction; (ii) authorizing or issuing any shares of capital stock that are senior to or pari passu with the Series C Preferred Stock; (iii) entering into affiliate transactions; (iv) redeeming any shares of capital stock of the Company (other than the Series C Preferred Stock); (v) declaring or paying any dividends on the capital stock


1. If the average closing bid price of the Common Stock for the ten (10) trading days prior to the Closing is less than $0.20, the Company and the Investors shall renegotiate the initial Series C Conversion Price.


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Ascendia Brands, Inc.
December 14, 2007
Page 4 of 8


                         of the Company; (vii) amending the Certificate of Incorporation or by-laws of the Company, (viii) approving the restructuring plan of the Company (which restructuring plan shall be satisfactory in all respects to the Majority Series C Holders), (ix) the engagement of any financial advisor or consultant; and
                         (x) to hire or terminate any executive officer of the Company (including all material terms relating thereto) and to amend or modify the terms of any executive officer's contractual arrangements with the Company.

CONDITIONS               The obligations of the Investors and, with respect to
PRECEDENT:               clauses (a), (d), (g) and (h) below, the Company to
                         consummate the closing of the Financing (the "CLOSING") shall be subject to customary conditions precedent, which shall include, without limitation:

                        (a) The Company and the Investors shall have executed
                            and delivered a Preferred Stock Purchase Agreement (the "PREFERRED STOCK PURCHASE AGREEMENT") in form and substance satisfactory to the Investors and the Company, including representations, warranties, covenants, indemnities and conditions precedent customary for transactions of this type. The Company and the Investors shall engage in discussions regarding appropriate protections for the minority shareholders to the extent deemed appropriate by the parties for a transaction of this nature and acceptable to each of the parties.

                        (b) No event, circumstance or fact shall have occurred
                            that has had or could reasonably be expected to have a material adverse effect on the business, assets, properties or condition (financial or otherwise) of the Company and its subsidiaries.

                        (c) The Company and its subsidiaries shall have obtained
                            all required licenses, waivers, consents and approvals, governmental and otherwise, in connection with the transactions contemplated hereby.

                        (d) The First Lien Loan Documents and the Second Lien
                            Loan Documents (each as defined below) shall have been amended in a manner acceptable to the Investors (in their sole discretion) and the Company. The term
                            (i) "First Lien Loan Documents" means the credit agreement and the other loan documents by and among the Company, as borrower, the subsidiaries of the Company party thereto, and Wells Fargo Foothill, Inc. and/or the other first lien lenders who are or


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Ascendia Brands, Inc.
December 14, 2007
Page 5 of 8


                             may become party thereto, and the administrative agent named therein and (ii) "Second Lien Loan Documents" means the credit agreement and the other loan documents by and among the Company, as borrower, the subsidiaries of the Company party thereto, and Watershed Capital Asset Management, L.L.C. and funds managed by Watershed Capital Asset Management, L.L.C. and/or the other second lien lenders who are or may become party thereto, and the administrative agent named therein.

                        (e) The Investors shall have received a satisfactory legal opinion from outside counsel to the Company customary for transactions of this type.

                        (f) The Certificate of Designations for the Series C Preferred Stock shall be acceptable in all respects to the Investors and shall have been filed with the Secretary of State of Delaware.

                        (g) The Investors and the Company shall have received such other agreements, instruments and other documents as they may determine are customary for the Financing, in each case in form and substance reasonably satisfactory to the Investors and the Company.

                        (h) The Company shall have received a fairness opinion from an investment bank acceptable to the Restructuring Committee of the Board of the Directors of the Company and the Investors with respect to the Financing.

                        (i) The Company shall have obtained any and all consents required under the rules and regulations of the American Stock Exchange.

                        (j) The Company shall have previously delivered duly executed voting agreements, in a form acceptable in all respects to the Investors, from certain material shareholders of the Company owning more than fifty percent (50%) of the outstanding
                             Common Stock whereby such shareholders agree to vote their shares in favor of the Financing.

BOARD             The Board of Directors of the Company shall be reconstituted
COMPOSITION AND   in a manner satisfactory to Prentice Capital Management, LP.,
REPRESENTATION:   which shall include the right of affiliates of Prentice
                  Capital Management, LP to appoint a majority of the members of the Board of Directors of the Company (certain of the Board members appointed by Prentice shall qualify as "independent" directors


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Ascendia Brands, Inc.
December 14, 2007
Page 6 of 8


                  under the rules and regulations of the American Stock Exchange, such that a majority of the Board shall be "independent").

TIMING: In light of the Investors' understanding of the Company's liquidity needs, the Preferred Stock Purchase Agreement shall be executed by no later than December 20, 2007 and the Closing shall occur on or prior to December 31, 2007.

ACCESS: For so long as the Company and the Investors are proceeding with negotiation of the transaction described in this LOI, the Company shall afford the Investors and their respective counsel and other representatives reasonable access to the books, records and properties of the Company and to the directors, officers, employees, accountants, attorneys and other representatives of the Company, in each case so as to enable the Investors to make such investigations of the Company in connection with the Financing contemplated hereby as the Investors reasonably deem appropriate, provided that Investors do not interfere with normal operating requirements of the Company and provided that the Investors and their counsel and representatives agree to maintain the confidentiality of any information received as a result of such access and to use any such information solely for purposes of evaluating a potential transaction with the Company as contemplated by this LOI. Upon execution of this LOI, the Prentice Investors shall have the right, in coordination with the Company, to negotiate with the lenders party to the First Lien Loan Documents and Second Lien Loan Documents.

FEES AND          Whether or not the transactions contemplated hereby are
EXPENSES:         consummated, the Company shall pay the Investors for all
                  reasonable out of pocket fees and expenses incurred in relation to due diligence and investment negotiation and documentation (including third party external legal expenses), such overall fees and expenses not to exceed $400,000 if the Closing occurs on or prior to December 31, 2007 (if the Closing occurs after December 31, 2007, the Company and the Investors shall negotiate in good faith an acceptable fee cap). The Company shall be responsible for its own fees and expenses.

ALTERNATIVE       In the event the Company determines that it will not be able
FINANCING         to obtain the requisite consent of the shareholders to approve
TERMS:            the Financing, the Company and the Investors shall, in good faith, discuss the terms of an alternative financing that are mutually acceptable to the Company and the Investors.

NATURE OF         This LOI represents an indication of intention and does not
OBLIGATIONS:      constitute a binding commitment with respect to a
                  transaction, and, except for the matters described under "Access", "Fees and


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Ascendia Brands, Inc.
December 14, 2007
Page 7 of 8


                  Expenses", "Nature of Obligations", "Expiration" and "Governing Law" (which are intended to be, and are, the sole binding provisions (the "BINDING PROVISIONS")), does not create a legal obligation on the part of any party. A binding commitment with respect to the Financing will result only from execution of definitive written transaction agreements acceptable to each of the Company (as approved by the Board's Restructuring Committee in its sole discretion and the Company's full Board thereafter in its sole discretion) and the Investors in their sole discretion. Accordingly, except for the express terms of the Binding Provisions, neither party shall have any obligation under this LOI (express or implied) and is not restricted in any way hereunder, and shall have no liability to the other hereunder.

EXPIRATION:       This LOI shall expire unless executed by the Company on or prior to 5:00 p.m. New York time on December 14, 2007. Once executed, this LOI may be terminated by either party upon at least 12 hours' advance written notice (including without limitation via email) to a representative of the other party
                  (which, in the case of the Prentice Investors, shall be addressed to both Mathew Hoffman and Michael Gross), except that the Binding Provisions of this LOI shall survive any termination of this LOI by either party and provided that either party may cease or terminate or suspend discussions or negotiations at any time for any reason or no reason.

GOVERNING LAW:    New York.

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Ascendia Brands, Inc.
December 14, 2007
Page 8 of 8


     If the foregoing terms and conditions are acceptable to you, please so indicate by signing this LOI where indicated below and returning the same to the undersigned via facsimile no later than 5:00 p.m. (New York time) on December 14, 2007.

Sincerely,                                Agreed to and Accepted:

Prentice Capital Management, LP

                                          Ascendia Brands, Inc.



By: /s/ Mathew Hoffman                    By: /s/ Andrew Sheldrick
    -------------------------------       -------------------------------
    Name:  Mathew Hoffman                 Name:  Andrew Sheldrick
    Title: General Counsel                Title: General Counsel